LOCK-UP AGREEMENT

July 30, 2018

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

This letter is being delivered to you in connection with the sale by West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands (the “Seller”), acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands, and the purchase by you, Credit Suisse Securities (USA) LLC (the “Purchaser” and such purchase and sale, the “Transaction”)), of common stock, par value $0.01 per share (the “Common Stock”), of Advanced Micro Devices, Inc. (the “Company”) in reliance on Rule 144 under the Securities Act of 1933, as amended.

Seller agrees that it will not, for a period of sixty (60) days after the date of this Agreement, without the prior written consent of the Purchaser, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, contract to dispose of, or enter into any transaction having the economic consequences of a disposition, of (i) Common Stock of the Company or (ii) any securities convertible into or exercisable or exchangeable for such Common Stock, or publicly announce an intention to effect any such transaction; provided that the foregoing shall not apply (1) to any shares of Common Stock offered, sold or otherwise disposed of pursuant to a written plan for trading securities in effect on the date hereof, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act, (2) to any shares of Common Stock offered, sold or otherwise disposed of pursuant to a registered underwritten offering, (3) to any shares of Common Stock transferred in transactions between Seller and its affiliates and (4) to any shares of Common Stock that are loaned pursuant to bona fide securities lending transactions; provided further that the undersigned may make gifts or transfers of shares of Common Stock to, or for the benefit of, family members, charitable institutions, and trusts, limited partnerships or other entities created for estate planning purposes, the principal beneficiaries of which are family members or charitable institutions, subject to the condition that any such family member or charitable institution or other holder shall execute an agreement stating that such transferee is receiving and holding the Common Stock subject to the provisions of this agreement.

The foregoing restriction in the preceding paragraph is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any Common Stock referred to in the. preceding paragraph even if such Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Common Stock referred to in the preceding paragraph or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Stock.

If for any reason the Seller informs Purchaser that it no longer intends to consummate the Transaction, the agreement set forth above shall be automatically terminated.

[Signature Page Follows]

Yours very truly,

West Coast Hitech L.P.

By: West Coast Hitech G.P., Ltd ., its general partner

By:	/s/ Andre C. Namphy
Name:	Andre C. Namphy
Title:	Director

[Signature Page to Lock-Up Agreement]

ACKNOWLEDGED AND ACCEPTED,

Credit Suisse Securities (USA) LLC

By:	/s/ Anthony Kontoleon
Name:	Anthony Kontoleon
Title:	Managing Director

[Signature Page to Lock-Up Agreement]